Exhibit 99.1

Mercantile Bank Corporation Announces Strong Fourth Quarter and

Full Year 2018 Results

Robust profitability and loan growth of nearly 8 percent highlight 2018

GRAND RAPIDS, Mich., January 22, 2019 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $11.6 million, or $0.70 per diluted share, for the fourth quarter of 2018, compared with net income of $8.0 million, or $0.48 per diluted share, for the respective prior-year period. For the full year 2018, Mercantile reported net income of $42.0 million, or $2.53 per diluted share, compared with net income of $31.3 million, or $1.90 per diluted share, for the full year 2017.

Net income during the fourth quarter and full year 2018 benefited from a reduction in the corporate federal income tax rate, which was lowered from 35 percent to 21 percent on January 1, 2018, as a result of the enactment of the Tax Cuts and Jobs Act. Mercantile’s effective tax rate was 18.7 percent and 18.9 percent during the fourth quarter and full year 2018, respectively, down from 35.9 percent and 32.1 percent during the respective prior-year periods.

The fourth quarter and full year were highlighted by:

●	Robust earnings and capital position
●	Strong and stable net interest margin
●	Solid growth in a variety of fee income categories
●	Controlled overhead costs
●	Strong asset quality, as depicted by low levels of nonperforming assets and loans in the 30- to 89-days delinquent category
●	Net loan growth of $195 million, or nearly 8 percent, during the full year
●	New commercial term loan originations of approximately $136 million during the fourth quarter and $508 million during the full year
●	Sustained strength in commercial loan pipeline
●	Announced first quarter 2019 regular cash dividend of $0.26 per common share, an increase of 4.0 percent from the regular cash dividend paid during the fourth quarter of 2018
●	Mercantile Bank of Michigan received a Community Reinvestment Act rating of “Outstanding” for the fourth consecutive examination

“We are very pleased that the solid operating performance we demonstrated during the first nine months of 2018 continued during the fourth quarter,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our financial performance exhibited throughout the year reflects a solid net interest margin, strong asset quality, increases in certain fee income categories, and controlled overhead costs. In spite of continuing competitive pressures in our markets, we were able to record robust growth in the loan portfolio. Based on our current commercial and residential loan pipelines, we are confident that solid loan growth can be realized in future periods. In addition to being pleased with our ongoing financial strength, we are proud to report that Mercantile Bank of Michigan once again received an “Outstanding” Community Reinvestment Act rating, which depicts our continuing focus on meeting the needs of the communities we serve.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $36.2 million during the fourth quarter of 2018, up $3.3 million, or 10.0 percent, from the prior-year fourth quarter. Net interest income during the fourth quarter of 2018 was $30.8 million, up $2.4 million, or 8.5 percent, from the fourth quarter of 2017, primarily reflecting a 22 basis point increase in the net interest margin and a 6.8 percent increase in average total loans. Total revenue was $139 million during the full year 2018, up $10.3 million, or 8.0 percent, from 2017. Net interest income was $120 million in 2018, up $10.3 million, or 9.4 percent, from the prior year, mainly reflecting a 17 basis point increase in the net interest margin and a 5.9 percent increase in average total loans.

The net interest margin was 3.98 percent in the fourth quarter of 2018, up from 3.76 percent in the prior-year fourth quarter. The improved net interest margin depicts a higher yield on average earning assets, mainly reflecting an increased yield on commercial loans and a change in earning asset mix, which more than offset a higher cost of funds, primarily resulting from increased costs of certain non-time deposit accounts, time deposits, and borrowed funds. The increased yield on commercial loans primarily reflects the impact of higher interest rates on variable-rate commercial loans, which comprised about 55 percent of total commercial loans, stemming from the Federal Open Market Committee raising the targeted federal funds rate by 25 basis points in each of the past five quarters. The change in earning asset mix mainly reflects loan growth and a reduction in interest-earning deposit balances. On average, higher-yielding loans represented 87.9 percent of earning assets during the fourth quarter of 2018, up from 84.0 percent during the prior-year fourth quarter, while lower-yielding interest-earning deposit balances represented 1.0 percent of earning assets during the fourth quarter of 2018, down from 4.6 percent during the fourth quarter of 2017.

The net interest margin was 3.96 percent in 2018, up from 3.79 percent in 2017. The increased net interest margin reflects a higher yield on average earning assets, primarily depicting an improved yield on commercial loans, which more than offset a higher cost of funds, mainly resulting from increased costs of certain non-time deposit accounts, time deposits, and borrowed funds. The increased yield on commercial loans primarily reflects the impact of higher interest rates on variable-rate commercial loans stemming from the Federal Open Market Committee raising the targeted federal funds rate by 25 basis points on four occasions during 2018 and three occasions during 2017.

Net interest income and the net interest margin during 2018 and 2017 were also affected by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014. Increases in interest income on loans totaling $4.0 million and $4.6 million were recorded during 2018 and 2017, respectively. Purchased loan accretion amounts vary from period to period as a result of periodic cash flow re-estimations, loan payoffs, and payment performance. An increase in interest expense on subordinated debentures totaling $0.7 million was recorded during both 2018 and 2017.

Mercantile recorded no provision expense during the fourth quarter of 2018, compared to a provision expense of $0.6 million during the prior-year fourth quarter. During 2018, Mercantile recorded a provision for loan losses of $1.1 million, compared to a provision of $3.0 million during 2017. No provision expense was recorded during the fourth quarter of 2018 as the positive impact of net loan recoveries offset increased reserve allocations necessitated by loan growth and changes in loan loss reserve environmental factors. The provision expense recorded during 2018 and 2017 primarily reflects ongoing loan growth and periodic adjustments to loan loss reserve environmental factors.

Noninterest income during the fourth quarter of 2018 was $5.4 million. Noninterest income during the quarter included a one-time $0.9 million accounting adjustment related to mortgage banking activities in prior years; excluding this adjustment, noninterest income decreased slightly in the fourth quarter of 2018 compared to the prior-year fourth quarter. Noninterest income totaled $19.0 million during both 2018 and 2017. Noninterest income during 2018 included the previously mentioned mortgage banking activity adjustment, while noninterest income during 2017 included a $1.4 million bank owned life insurance death benefit claim; excluding these transactions, noninterest income increased $0.5 million, or 2.9 percent, during 2018 compared to 2017. Growth in credit and debit card fees, payroll processing revenue, and treasury management income during the fourth quarter of 2018 was more than offset by a decline in mortgage banking activity income, while growth in these revenue streams during the full year 2018 surpassed a decrease in mortgage banking activity income. Although Mercantile believes its market share increased during 2018, mortgage banking activity income declined during the 2018 periods compared to the respective 2017 periods primarily due to the impacts of a limited supply of homes for sale in the Bank’s markets and lower refinance activity due to rising residential mortgage loan interest rates.

Noninterest expense totaled $22.0 million during the fourth quarter of 2018, up $2.1 million, or 10.6 percent, from the prior-year fourth quarter. Noninterest expense during 2018 was $86.2 million, an increase of $6.5 million, or 8.1 percent, from the $79.7 million expensed during 2017. The higher level of expense in the 2018 periods primarily resulted from increased salary costs, mainly reflecting annual employee merit pay increases and higher stock-based compensation expense. In addition, a one-time pay increase for all hourly employees that totaled $1.6 million on an annualized basis became effective on April 1, 2018, contributing to the higher level of noninterest expense.

Mr. Kaminski continued, “As expected, our ongoing emphasis on disciplined loan pricing and sound underwriting, along with a beneficial balance sheet structure, produced a healthy and steady net interest margin throughout 2018. Our improved yield on earning assets, mainly reflecting increased interest rates on variable-rate commercial loans, more than offset a higher cost of funds stemming from the continuing rising interest rate environment. We anticipate that any further interest rate hikes initiated by the Federal Open Market Committee will have a positive impact on our net interest income in light of our current balance sheet structure. We are pleased with the increases in certain fee income categories and remain committed to controlling overhead costs. Although our mortgage banking activity income was hampered in 2018 by a lack of inventory in our markets and lower refinance activity, we are hopeful that our current loan pipeline, prominent level of pre-qualifications, and heightened efforts to sell a greater percentage of originated mortgage loans should result in solid levels of income in future periods.”

Balance Sheet

As of December 31, 2018, total assets were $3.36 billion, up $77.2 million, or 2.3 percent, from December 31, 2017. Total loans increased $195 million, or 7.6 percent, to $2.75 billion over the same time period. Approximately $136 million and $508 million in commercial term loans to new and existing borrowers were originated during the fourth quarter and full year of 2018, respectively, as ongoing sales and relationship-building efforts resulted in increased lending opportunities. As of December 31, 2018, unfunded commitments on commercial construction and development loans totaled approximately $170 million, which are expected to be largely funded over the next 12 to 18 months.

Ray Reitsma, President of Mercantile Bank of Michigan, noted, “We are very pleased with the net loan growth achieved during 2018, along with the level of new commercial term loan originations, which exceeded $500 million for the fourth consecutive year. Net loan growth during 2018 reflects higher levels of commercial loans and residential mortgage loans. All commercial loan segments, most notably the commercial and industrial loan portfolio, grew during the year. The solid growth in commercial loans depicts our ongoing efforts to identify new lending opportunities and meet the credit needs of our existing customers, while growth in residential mortgage loans reflects the continuing success of strategic initiatives that were centered on increasing our market penetration. We remain committed to growing the loan portfolio with an emphasis on risk-based pricing and sound underwriting parameters. In light of our current commercial loan and residential loan pipelines, additional lending opportunities conveyed by commercial lenders, and the level of residential mortgage loan pre-qualifications, we believe that we can grow the commercial and residential loan portfolios in future periods.”

As of December 31, 2018, commercial and industrial loans and owner-occupied commercial real estate loans combined represented approximately 58 percent of total commercial loans.

Total deposits at December 31, 2018 were $2.46 billion, down $58.7 million from December 31, 2017. Local deposits were down $69.2 million, and out-of-area deposits were up $10.5 million since year-end 2017. The decrease in local deposits during the current year mainly depicts the managed reduction of public unit time deposits given the strong competition and resulting relatively high interest rates in Mercantile’s markets and declines in certain personal account products stemming from depositors using funds for personal investments and expenditures. Noninterest-bearing checking accounts reflected solid growth during 2018 primarily due to new commercial loan relationships. Wholesale funds were $474 million, or approximately 16 percent of total funds, as of December 31, 2018, compared to $323 million, or about 11 percent of total funds, as of December 31, 2017.

Asset Quality

Nonperforming assets at December 31, 2018, were $5.0 million, or 0.2 percent of total assets, compared to $9.4 million, or 0.3 percent of total assets, at December 31, 2017. The decline in nonperforming assets during 2018 primarily reflects successful loan collection efforts and sales of bank-owned properties that were no longer being used or considered for use as bank facilities. The level of past due loans remains nominal, and loan relationships on the internal watch list generally declined in number and dollar volume during 2018. Net loan recoveries were $0.7 million during the fourth quarter of 2018 and $1.8 million for the full year 2018. Net loan charge-offs were $0.3 million during the fourth quarter of 2017 and $1.4 million for the full year 2017, representing 0.05 percent and 0.06 percent of average total loans, respectively.

Capital Position

Shareholders’ equity totaled $375 million as of December 31, 2018, an increase of $9.4 million from year-end 2017. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 12.3 percent as of December 31, 2018, compared to 12.6 percent at December 31, 2017. At December 31, 2018, the Bank had approximately $72 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,534,256 total shares outstanding at December 31, 2018.

As part of a $20 million common stock repurchase program announced in January of 2015, which was expanded by $15 million in early 2016, Mercantile repurchased approximately 200,000 shares for $5.9 million, or a weighted average all-in cost per share of $29.73, during the fourth quarter of 2018; no shares were repurchased during the first nine months of 2018. As of December 31, 2018, future share repurchases totaling $9.6 million could be made under the program.

Mr. Kaminski concluded, “Our strong financial performance during 2018 enabled us to reward shareholders with the increased payment of regular quarterly cash dividends and a special dividend during the fourth quarter. As demonstrated by our continuing cash dividend program, including the announcement of an increased first quarter 2019 regular cash dividend earlier today, we remain dedicated to building shareholder value. Our relationship-based banking philosophy, which entails meeting customers’ needs through the efficient delivery of a wide array of products and services, continues to attract new clients and has allowed us to retain existing customers. We believe that our sound financial condition positions us to meet growth objectives and enhance shareholder value in future periods.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.4 billion and operates 47 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2018	2017	2016
ASSETS
Cash and due from banks	$64,872,000	$55,127,000	$50,200,000
Interest-earning deposits	10,482,000	144,974,000	133,396,000
Total cash and cash equivalents	75,354,000	200,101,000	183,596,000

Securities available for sale	337,366,000	335,744,000	328,060,000
Federal Home Loan Bank stock	16,022,000	11,036,000	8,026,000

Loans	2,753,085,000	2,558,552,000	2,378,620,000
Allowance for loan losses	(22,380,000)	(19,501,000)	(17,961,000)
Loans, net	2,730,705,000	2,539,051,000	2,360,659,000

Premises and equipment, net	48,321,000	46,034,000	45,456,000
Bank owned life insurance	69,647,000	68,689,000	67,198,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible	5,561,000	7,600,000	9,957,000
Other assets	31,458,000	28,976,000	30,146,000

Total assets	$3,363,907,000	$3,286,704,000	$3,082,571,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$889,784,000	$866,380,000	$810,600,000
Interest-bearing	1,573,924,000	1,655,985,000	1,564,385,000
Total deposits	2,463,708,000	2,522,365,000	2,374,985,000

Securities sold under agreements to repurchase	103,519,000	118,748,000	131,710,000
Federal Home Loan Bank advances	350,000,000	220,000,000	175,000,000
Subordinated debentures	46,199,000	45,517,000	44,835,000
Accrued interest and other liabilities	25,232,000	14,204,000	15,230,000
Total liabilities	2,988,658,000	2,920,834,000	2,741,760,000

SHAREHOLDERS' EQUITY
Common stock	308,005,000	309,772,000	305,488,000
Retained earnings	75,483,000	60,132,000	40,904,000
Accumulated other comprehensive income/(loss)	(8,239,000)	(4,034,000)	(5,581,000)
Total shareholders' equity	375,249,000	365,870,000	340,811,000

Total liabilities and shareholders' equity	$3,363,907,000	$3,286,704,000	$3,082,571,000

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
INTEREST INCOME
Loans, including fees	$34,676,000	$30,411,000	$131,763,000	$116,816,000
Investment securities	2,347,000	2,036,000	8,975,000	7,631,000
Other interest-earning assets	172,000	455,000	1,243,000	1,096,000
Total interest income	37,195,000	32,902,000	141,981,000	125,543,000

INTEREST EXPENSE
Deposits	3,949,000	2,819,000	13,869,000	9,362,000
Short-term borrowings	92,000	48,000	273,000	190,000
Federal Home Loan Bank advances	1,513,000	966,000	4,647,000	3,657,000
Other borrowed money	823,000	667,000	3,110,000	2,586,000
Total interest expense	6,377,000	4,500,000	21,899,000	15,795,000

Net interest income	30,818,000	28,402,000	120,082,000	109,748,000

Provision for loan losses	0	600,000	1,100,000	2,950,000

Net interest income after provision for loan losses	30,818,000	27,802,000	118,982,000	106,798,000

NONINTEREST INCOME
Service charges on accounts	1,099,000	1,085,000	4,358,000	4,233,000
Credit and debit card income	1,399,000	1,263,000	5,354,000	4,760,000
Mortgage banking income	994,000	1,188,000	4,109,000	4,421,000
Payroll services	335,000	323,000	1,462,000	1,305,000
Earnings on bank owned life insurance	318,000	337,000	1,287,000	2,731,000
Other income	1,225,000	307,000	2,440,000	1,551,000
Total noninterest income	5,370,000	4,503,000	19,010,000	19,001,000

NONINTEREST EXPENSE
Salaries and benefits	12,884,000	11,601,000	50,910,000	45,397,000
Occupancy	1,662,000	1,479,000	6,711,000	6,186,000
Furniture and equipment	681,000	543,000	2,470,000	2,168,000
Data processing costs	2,141,000	2,067,000	8,557,000	8,222,000
Other expense	4,590,000	4,158,000	17,522,000	17,743,000
Total noninterest expense	21,958,000	19,848,000	86,170,000	79,716,000

Income before federal income tax expense	14,230,000	12,457,000	51,822,000	46,083,000

Federal income tax expense	2,657,000	4,478,000	9,798,000	14,809,000

Net Income	$11,573,000	$7,979,000	$42,024,000	$31,274,000

Basic earnings per share	$0.70	$0.48	$2.53	$1.90
Diluted earnings per share	$0.70	$0.48	$2.53	$1.90

Average basic shares outstanding	16,594,412	16,525,625	16,600,612	16,478,968
Average diluted shares outstanding	16,600,108	16,536,225	16,606,416	16,489,070

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2018	2018	2018	2018	2017
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2018	2017
EARNINGS
Net interest income	$30,818	29,840	29,225	30,199	28,402	120,082	109,748
Provision for loan losses	$0	400	700	0	600	1,100	2,950
Noninterest income	$5,370	4,708	4,550	4,381	4,503	19,010	19,001
Noninterest expense	$21,958	21,650	21,414	21,147	19,848	86,170	79,716
Net income before federal income tax expense	$14,230	12,498	11,661	13,433	12,457	51,822	46,083
Net income	$11,573	10,123	9,446	10,881	7,979	42,024	31,274
Basic earnings per share	$0.70	0.61	0.57	0.66	0.48	2.53	1.90
Diluted earnings per share	$0.70	0.61	0.57	0.66	0.48	2.53	1.90
Average basic shares outstanding	16,594,412	16,611,411	16,601,400	16,595,115	16,525,625	16,600,612	16,478,968
Average diluted shares outstanding	16,600,108	16,619,295	16,610,819	16,604,325	16,536,225	16,606,416	16,489,070

PERFORMANCE RATIOS
Return on average assets	1.39%	1.22%	1.17%	1.36%	0.97%	1.28%	1.00%
Return on average equity	12.40%	10.64%	10.25%	12.07%	8.70%	11.33%	8.82%
Net interest margin (fully tax-equivalent)	3.98%	3.87%	3.92%	4.06%	3.76%	3.96%	3.79%
Efficiency ratio	60.68%	62.67%	63.40%	61.15%	60.32%	61.95%	61.92%
Full-time equivalent employees	630	637	667	640	641	630	641

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	5.08%	4.91%	4.92%	5.14%	4.76%	5.01%	4.70%
Yield on securities	2.80%	2.70%	2.64%	2.61%	2.60%	2.69%	2.47%
Yield on other interest-earning assets	2.20%	1.98%	1.80%	1.52%	1.29%	1.79%	1.21%
Yield on total earning assets	4.80%	4.60%	4.60%	4.70%	4.35%	4.68%	4.33%
Yield on total assets	4.46%	4.28%	4.27%	4.37%	4.04%	4.35%	4.02%
Cost of deposits	0.63%	0.56%	0.53%	0.50%	0.45%	0.56%	0.39%
Cost of borrowed funds	2.22%	2.14%	2.01%	1.83%	1.74%	2.06%	1.68%
Cost of interest-bearing liabilities	1.26%	1.11%	1.02%	0.94%	0.88%	1.08%	0.80%
Cost of funds (total earning assets)	0.82%	0.73%	0.68%	0.64%	0.59%	0.72%	0.54%
Cost of funds (total assets)	0.76%	0.68%	0.63%	0.60%	0.55%	0.67%	0.50%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$603	386	777	2,271	683	4,037	4,608
Trust preferred - increase interest expense	$171	171	171	171	171	684	684
Core deposit intangible - increase overhead	$477	477	530	556	556	2,040	2,357

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$44,448	66,829	62,032	40,937	62,526	214,246	223,224
Purchase mortgage loans originated	$29,729	47,704	41,239	25,137	33,958	143,809	135,850
Refinance mortgage loans originated	$14,719	19,125	20,793	15,800	28,568	70,437	87,374
Total mortgage loans sold	$21,805	30,713	24,114	19,813	26,254	96,445	107,946
Net gain on sale of mortgage loans	$829	1,116	851	729	1,051	3,525	3,926

CAPITAL
Tangible equity to tangible assets	9.68%	9.98%	9.87%	9.63%	9.56%	9.68%	9.56%
Tier 1 leverage capital ratio	11.41%	11.76%	11.81%	11.50%	11.24%	11.41%	11.28%
Common equity risk-based capital ratio	10.41%	10.93%	11.03%	11.04%	10.71%	10.41%	10.76%
Tier 1 risk-based capital ratio	11.80%	12.35%	12.49%	12.52%	12.19%	11.80%	12.23%
Total risk-based capital ratio	12.50%	13.05%	13.19%	13.20%	12.85%	12.50%	12.89%
Tier 1 capital	$373,721	382,829	375,167	367,546	359,047	373,721	360,533
Tier 1 plus tier 2 capital	$396,102	404,521	396,334	387,520	378,548	396,102	380,035
Total risk-weighted assets	$3,167,655	3,100,158	3,003,778	2,935,367	2,946,527	3,167,655	2,948,013
Book value per common share	$22.70	22.84	22.57	22.19	22.05	22.70	22.05
Tangible book value per common share	$19.37	19.50	19.20	18.79	18.61	19.37	18.61
Cash dividend per common share	$1.00	0.24	0.22	0.22	0.19	1.68	0.74

ASSET QUALITY
Gross loan charge-offs	$354	169	273	654	920	1,450	3,235
Recoveries	$1,042	294	766	1,127	628	3,229	1,825
Net loan charge-offs (recoveries)	$(688)	(125)	(493)	(473)	292	(1,779)	1,410
Net loan charge-offs to average loans	(0.10% )	(0.02% )	(0.08% )	(0.08% )	0.05%	(0.07% )	0.06%
Allowance for loan losses	$22,380	21,692	21,167	19,974	19,501	22,380	19,501
Allowance to originated loans	0.88%	0.88%	0.89%	0.87%	0.88%	0.88%	0.88%
Nonperforming loans	$4,141	4,852	4,965	5,742	7,143	4,141	7,143
Other real estate/repossessed assets	$811	948	842	2,384	2,260	811	2,260
Nonperforming loans to total loans	0.15%	0.18%	0.19%	0.23%	0.28%	0.15%	0.28%
Nonperforming assets to total assets	0.15%	0.18%	0.18%	0.25%	0.29%	0.15%	0.29%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$3,555	3,908	3,650	3,571	3,574	3,555	3,574
Commercial real estate:
Land development	$0	0	0	0	35	0	35
Construction	$0	0	0	0	0	0	0
Owner occupied	$1,363	1,543	1,957	3,913	4,272	1,363	4,272
Non-owner occupied	$0	0	0	0	36	0	36
Non-real estate:
Commercial assets	$17	331	180	620	1,444	17	1,444
Consumer assets	$17	18	20	22	42	17	42
Total nonperforming assets	4,952	5,800	5,807	8,126	9,403	4,952	9,403

NONPERFORMING ASSETS - RECON
Beginning balance	$5,800	5,807	8,126	9,403	10,558	9,403	6,408
Additions - originated loans	$1,247	999	300	1,426	402	3,972	9,952
Merger-related activity	$0	5	17	29	0	51	226
Return to performing status	$0	0	0	(175)	0	(175)	(233)
Principal payments	$(1,836)	(857)	(778)	(1,557)	(688)	(5,028)	(4,234)
Sale proceeds	$(128)	(147)	(1,807)	(299)	(101)	(2,381)	(677)
Loan charge-offs	$(57)	(3)	(50)	(597)	(754)	(707)	(1,933)
Valuation write-downs	$(74)	(4)	(1)	(104)	(14)	(183)	(106)
Ending balance	$4,952	5,800	5,807	8,126	9,403	4,952	9,403

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$822,723	818,113	776,995	739,805	753,764	822,723	753,764
Land development & construction	$44,885	39,396	37,868	31,437	29,872	44,885	29,872
Owner occupied comm'l R/E	$548,619	542,730	533,075	531,152	526,327	548,619	526,327
Non-owner occupied comm'l R/E	$816,282	811,767	818,376	794,206	791,685	816,282	791,685
Multi-family & residential rental	$127,597	94,101	95,656	96,428	101,918	127,597	101,918
Total commercial	$2,360,106	2,306,107	2,261,970	2,193,028	2,203,566	2,360,106	2,203,566
Retail:
1-4 family mortgages	$307,540	301,765	283,657	264,996	254,560	307,540	254,560
Home equity & other consumer	$85,439	89,545	91,229	93,180	100,426	85,439	100,426
Total retail	$392,979	391,310	374,886	358,176	354,986	392,979	354,986
Total loans	$2,753,085	2,697,417	2,636,856	2,551,204	2,558,552	2,753,085	2,558,552

END OF PERIOD BALANCES
Loans	$2,753,085	2,697,417	2,636,856	2,551,204	2,558,552	2,753,085	2,558,552
Securities	$353,388	337,603	342,178	348,024	346,780	353,388	346,780
Other interest-earning assets	$10,482	28,193	69,402	163,879	144,974	10,482	144,974
Total earning assets (before allowance)	$3,116,955	3,063,213	3,048,436	3,063,107	3,050,306	3,116,955	3,050,306
Total assets	$3,363,907	3,300,106	3,288,521	3,293,900	3,286,704	3,363,907	3,286,704
Noninterest-bearing deposits	$889,784	879,442	884,470	830,187	866,380	889,784	866,380
Interest-bearing deposits	$1,573,924	1,629,368	1,645,341	1,709,866	1,655,985	1,573,924	1,655,985
Total deposits	$2,463,708	2,508,810	2,529,811	2,540,053	2,522,365	2,463,708	2,522,365
Total borrowed funds	$513,220	401,575	373,642	373,824	387,468	513,220	387,468
Total interest-bearing liabilities	$2,087,144	2,030,943	2,018,983	2,083,690	2,043,453	2,087,144	2,043,453
Shareholders' equity	$375,249	379,465	374,919	368,340	365,870	375,249	365,870

AVERAGE BALANCES
Loans	$2,706,617	2,658,092	2,596,828	2,552,070	2,534,729	2,628,907	2,483,440
Securities	$343,597	342,593	340,990	348,431	346,318	343,886	340,770
Other interest-earning assets	$30,564	61,810	63,336	123,633	138,095	69,559	90,925
Total earning assets (before allowance)	$3,080,778	3,062,495	3,001,154	3,024,134	3,019,142	3,042,352	2,915,135
Total assets	$3,312,648	3,295,129	3,232,038	3,249,794	3,248,828	3,272,637	3,142,673
Noninterest-bearing deposits	$905,065	893,181	848,650	805,214	849,751	863,384	802,024
Interest-bearing deposits	$1,579,632	1,628,346	1,635,755	1,690,135	1,635,727	1,633,150	1,589,778
Total deposits	$2,484,697	2,521,527	2,484,405	2,495,349	2,485,478	2,496,534	2,391,802
Total borrowed funds	$434,365	383,830	365,124	376,890	384,168	390,193	382,917
Total interest-bearing liabilities	$2,013,997	2,012,176	2,000,879	2,067,025	2,019,895	2,023,343	1,972,695
Shareholders' equity	$370,175	377,574	365,521	365,521	363,823	370,796	354,448